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Exhibit 23.1

                    CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


TO: The Havana Group, Inc.

As independent certified public accountants, we hereby consent to the incorporation by reference in the Annual Report on Form 10-KSB under the Securities Exchange Act of 1934 of The Havana Group, Inc. for the year ended December 31, 2001 of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 12, 2002 and contained in the Registration Statement No. 333-98813 of The Havana Group, Inc. Form S-8 under the Securities Act of 1933 insofar as such report relates to the financial statements of The Havana Group, Inc. for the year ended December 31, 2001.

                           /s/ Russell Bedford Stefanou Mirchandani LLP
                           ----------------------------------------
                            Russell Bedford Stefanou Mirchandani LLP

New York, New York
May 19, 2003